Exhibit 5.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 28, 2016

Johnson Controls International plc

1 Albert Quay

Cork, Ireland

Re:                 Johnson Controls International plc Registration Statement on Form S-4 filed on November 28, 2016

Ladies and Gentlemen:

We have acted as special counsel to Johnson Controls International plc, a public limited company organized under the laws of Ireland (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on November 28, 2016, of the proposed offers by the Company to exchange (the “Exchange Offers”) any or all outstanding debt securities of certain series issued (1) by Johnson Controls, Inc., a Wisconsin corporation (“JCI Inc.”), or (2) by Tyco International Finance S.A., a public limited company registered in Luxembourg (“TIFSA”), which are wholly owned indirect subsidiaries of the Company, in each case of clauses (1) and (2), set forth in the registration statement (collectively, the “Existing Notes”), for newly issued debt securities of the Company, in each case with the same interest rate, maturity and interest payment dates as the applicable series of Existing Notes for which they are exchanged (the “New Notes”), in each case whose sale will be registered under the Act.

Each series of New Notes will be issued under a base indenture (the “New Notes Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “New Notes Supplemental Indenture,” and the New Notes Base Indenture, as supplemented by the New Notes Supplemental Indenture, the “New Notes Indenture”), between the Company and the Trustee, each of which will be executed on the date the New Notes are issued.  The New Notes Indenture and the forms of New Notes are filed as exhibits to the Registration Statement.  On November 28, 2016, the Company entered into a Dealer Manager Agreement with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain other dealer managers named therein (the “Dealer Managers”), relating to the Exchange Offers.

In rendering this opinion, we have examined and relied on the Registration Statement, the New Notes Indenture, the forms of New Notes and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.  We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter.  In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (f) that all New Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement, (g) that all New Notes will be issued in a form that complies with the New Notes Indenture, and (h) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein.  We have also, with your consent, assumed that the execution, delivery and performance of the New Notes Indenture and the New Notes (collectively, the “Transaction Documents”) will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents (other than the Company) or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (iii) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents.  We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) (other than the Company) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Notes) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when, (i) the Registration Statement, as finally amended, has become effective under the Act, (ii) the Existing Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Trustee has been qualified to act as trustee under the New Notes Indenture and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iv) the New Notes Base Indenture and the New Notes Supplemental Indenture have each been duly executed and delivered by each party thereto, (v) any applicable provisions of “blue sky” laws have been complied with and (vi) the New Notes have been duly executed, authenticated, issued and delivered by the Company in the manner provided in the Indenture against receipt of the Existing Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offers (including the terms of the New Notes Indenture and the New Notes), the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture.  Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This letter is given on the basis of the law and the facts existing as of the date hereof.  We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur.  Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the bar of the State of New York.  This opinion is limited to the laws of the State of New York as of the date hereof (the “Relevant Laws”).  We express no opinion as to the laws of any jurisdiction other than the Relevant Laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents. Without limiting the generality of the foregoing definition of Relevant

Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of Ireland, we have relied upon, and assumed the correctness of, the opinion letter, dated November 28, 2016, of Arthur Cox, which is being filed as an exhibit to the Registration Statement.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz